Exhibit 21.1

LIST OF SUBSIDIARIES

The following are subsidiaries of Altisource Portfolio Solutions S.A. as of December 31, 2012 and the jurisdictions in which they are organized.

Name	Jurisdiction of incorporation or organization

Altisource Solutions S.à r.l.	Luxembourg
Altisource Asia Holdings, Ltd. I	Mauritius
Altisource Business Solutions Private Limited	India
Altisource Portfolio Solutions, Inc.	Delaware
Altisource Fulfillment Operations, Inc.	Delaware
REALHome Services and Solutions, Inc.	Florida
Altisource Solutions, Inc.	Delaware
Altisource US Data, Inc.	Delaware
Springhouse, L.L.C.	Missouri
Western Progressive — Nevada, Inc.	Delaware
Premium Title Services, Inc.	Florida
Premium Title Agency, Inc.	Delaware
Western Progressive — Arizona, Inc.	Delaware
Premium Title of California, Inc.	California
PTS — Texas Title, Inc.	Delaware
Nationwide Credit, Inc.	Georgia
Altisource Online Auction, Inc.	Delaware
Hubzu USA, Inc.	Delaware
Hubzu Notes, L.L.C.	Delaware
Portfolio Management Outsourcing Solutions, L.L.C.	Florida
Western Progressive Trustee, L.L.C.	Delaware
Altisource Outsourcing Solutions S.R.L. (99.99% of outstanding stock)	Uruguay
Altisource Holdings, L.L.C.	Delaware
Altisource Outsourcing Solutions S.R.L. (0.01% of outstanding stock)	Uruguay
Altisource Single Family, Inc.	Delaware
Altisource Solutions B.V.	Netherlands
Altisource Business Solutions, Inc	Philippines
The Mortgage Partnership of America, L.L.C.	Missouri